Joby’s all- electric, vertical take-off and landing air taxi flies over Tampa, Florida, on Oct. 29 during the state’s first eIPP flights. (Photo: Joby Aviation)
Joby Reports Third Quarter 2026 Financial Results
●Company raised full-year 2026 revenue outlook +15%
SANTA CRUZ, Calif.—November 4, 2026—Joby Aviation, Inc. (NYSE:JOBY), a company developing electric air taxis for commercial passenger service, today issued its Third Quarter 2026 Shareholder Letter (https://cdn.sanity.io/files/h5mp19kq/production/57e01cc66b8fe8b0357f1446f62e4ec428978c1a.pdf) detailing the company’s operational and financial results for the quarter ending September 30, 2026. The company will host a live audio webcast of its conference call to discuss the results at 2:00 p.m. PT (5:00 p.m. ET) today.
Highlights include:
●First flights completed in Texas and Florida as part of White House-backed eIPP program, designed to accelerate commercialization of air taxis
●Wide range of “for credit” testing completed as part of fifth and final stage of FAA type certification
●Manufacturing output significantly increased, with 17 aircraft now in production
●Record quarter for Blade, flying 44,000+ passengers; Q3 2026 revenue of $55 million primarily from Blade
●Full Year 2026 revenue outlook raised 15% to a range of $135 million to $140 million
●Joby’s J208 autonomous aircraft completed the first ever fully autonomous flight across the U.S.

●Joby’s autonomy focused contracts with the U.S. Air Force were expanded to ~$37 million
●Planned acquisition of Resonant Sciences, an EBITDA-positive defense technology company with $100 million-plus in trailing twelve-month revenue, to significantly expand Joby’s defense business, adding a fast-growing company with established programs, classified capabilities and scaled manufacturing operations
●$2.2 billion in cash, cash equivalents, and short-term investments as of September 30, 2026
Commenting on Joby’s third quarter results, JoeBen Bevirt, founder and CEO, said:
“This quarter, we made important progress on the fifth and final stage of certification, completing a wide range of ‘for credit’ testing with the FAA. We significantly increased manufacturing output while improving efficiency, and demonstrated our electric air taxi in key early U.S. markets through the White House-backed eIPP program. Our J208 aircraft also completed what we believe to be the first fully autonomous flight of a civilian aircraft across the United States, and this morning we announced an expansion of our autonomy-focused contracts with the U.S. Air Force to nearly $37 million.”
“Our core mission is - and always has been - to bring electric vertical flight to passengers around the world. We designed our aircraft from the ground up for that mission, and our engineering, manufacturing and certification efforts are focused on bringing it to market. The progress we’re making gives me every confidence that Joby will continue to lead the way.”
Outlook
Joby’s current outlook incorporates investment toward certification of our eVTOL aircraft, expansion of manufacturing, and advancement of commercial preparations including participation in the U.S. eVTOL Integration Pilot Program. The company increased its full year 2026 total revenue outlook to a range of $135 million to $140 million. For the second half of 2026, Joby anticipates use of cash, cash equivalents and short-term investments to be between $385 million and $415 million.
Third Quarter 2026 Financial Results Webcast Details
What: Joby Aviation Third Quarter 2026 Financial Results Webcast
When: Wednesday, November 4, 2026
Time: 2:00 p.m. PT (5:00 p.m. ET)
Webcast: Upcoming Events (https://ir.jobyaviation.com/news-events/ir-calendar) section of the company website (http://www.jobyaviation.com).
If unable to attend the webcast, to listen by phone, please dial 1-877-407-9719 or 1-201-378-4906. A replay of the webcast will be available on the company website following the event.
About Joby Aviation
Joby Aviation, Inc. (NYSE: JOBY) is a next-generation aviation company based in California. Its aircraft, propulsion and autonomy technologies span both commercial aviation and defense applications. Joby also operates Blade, a leading urban air mobility business providing passenger transportation services in the United States and Europe. Joby intends to operate its fast, quiet and convenient air taxi service in cities around the world and sell its aircraft to other operators and partners. To learn more, visit www.jobyaviation.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, our regulatory outlook, progress and timing; our planned operations with the Department of Defense, including benefits we expect to receive from our contracts with the US Air Force; expected benefits of and operations under the eIPP, including the potential for the eIPP to accelerate our path to commercial operations ; the timing and expected benefits of our planned acquisition of Resonant Sciences, including the potential for revenue growth and additional defense opportunities; our business plan, objectives, goals and market opportunity; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including our use of cash and revenue guidance for 2026. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; contracts with the U.S. Air Force may be subject to government funding and appropriations constraints; participation in eIPP projects is subject to, among other things, the finalization of OTA contracts; our ability to satisfy any remaining closing conditions for the acquisition of Resonant Sciences; our ability to integrate Resonant Sciences’ business and team into our operations and to retain key personnel; our ability to realize anticipated benefits of any combined operations; risks of unanticipated costs of acquiring or integrating Resonant Sciences’ business; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2026, our Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2026, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
Media:
Christine Theodorou
press@jobyaviation.com
Investors:
investors@jobyaviation.com